Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, NY 10105

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

J.P. Morgan Securities LLC

383 Madison Avenue, 6th Floor

New York, NY 10179

Natixis Securities Americas LLC

1251 Avenue of the Americas, 5th Floor

New York, NY 10020